Exhibit 99.1

Avon Reports First-Quarter 2013 Results

First-Quarter Revenue Down 4% (Unchanged in Constant Dollars)

Operating Profit $172 Million; Adjusted[1] Operating Profit $206 Million

Operating Margin 6.9%, up from 2.8% in the First-Quarter 2012

Adjusted Operating Margin 8.3%, up from 3.8% in the First-Quarter 2012

NEW YORK, N.Y., April 30, 2013 - Avon Products, Inc. (NYSE:AVP) today reported first-quarter 2013 results. "Our first-quarter results reflect continued signs of stabilization, including early progress in our cost reduction efforts," said Sheri McCoy, Chief Executive Officer. "I'm pleased with the performance of our Latin America and Europe, Middle East & Africa regions, particularly in Brazil and Russia. The teams there are focused on ensuring that this performance is sustainable. As for our other markets, there remains work to be done, particularly in the U.S."

First-Quarter 2013 (compared with first-quarter 2012)

For the first quarter of 2013, total revenue of $2.5 billion decreased 4%, but was relatively unchanged in constant dollars. Total units decreased 3% and price/mix increased 3% during the quarter. Active Representatives² increased 1%.

Avon Beauty sales declined 5%, or 1% in constant dollars. On a reported basis, fragrance grew 1%, while personal care, color and skincare declined 3%, 6% and 12%, respectively. On a constant-dollar basis, fragrance increased 6% and personal care was unchanged, while color and skincare declined 2% and 9%, respectively.

First-quarter 2013 gross margin was 62.1%. Adjusted gross margin was 62.5%, 160 basis points higher than the prior-year quarter, primarily due to lower freight costs, as well as lower material costs, including the benefits from productivity initiatives.

Operating profit was $172 million and operating margin was 6.9% in the quarter. Operating profit was negatively impacted by $20 million associated with costs to implement ("CTI") restructuring and $13 million associated with the highly inflationary accounting for a 32% devaluation of the Venezuelan currency. Adjusted operating profit was $206 million and adjusted operating margin was 8.3%, 450 basis points higher than the first quarter of 2012. The increase was due to gross margin improvement, lower advertising expenses, primarily in Brazil, and lower professional fees associated with the Foreign Corrupt Practices Act ("FCPA") investigation and compliance reviews. Additionally, operating margin benefited

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from lower bad debt expenses, primarily in South Africa, due to a one-time adjustment in the prior-year quarter.

During the first-quarter 2013, as part of the Company's refinancing activities, the Company prepaid the $535 million of outstanding private notes plus a make-whole premium. Additionally, the Company repaid $380 million of the outstanding term loan principal. These repayments resulted in a $73 million pre-tax loss on extinguishment of debt.

In addition to the impact to operating profit, the 32% Venezuelan currency devaluation resulted in a one-time charge of $34 million in other expense, net, associated with monetary net assets and $17 million in income taxes, associated with deferred tax benefits.

First-quarter 2013's effective tax rate was 146.1%, versus 32.3% in the first quarter of 2012. The tax rate was unfavorably impacted by the devaluation of the Venezuelan currency. On an adjusted basis, the effective tax rate was 33.6%, versus 32.9% in the first quarter of 2012.

First-quarter 2013 net loss was $13 million, or a loss of $.03 per share. Adjusted net income was $112 million, or $.26 per share.

Operating activities used $119 million of cash during the first quarter of 2013 compared with $33 million in the first quarter of 2012, unfavorably impacted primarily by the make-whole premium on the Company's private notes, higher payments for employee incentive compensation and restructuring, and higher inventory levels. Partially offsetting these items were higher levels of accounts payable and lower income tax payments. The overall net cash provided in the first quarter was $279 million, which compares with the use of $30 million in first-quarter 2012, and this was primarily due to proceeds related to the issuance of debt, partially offset by debt repayment and cash used for operations.

Avon's net debt (total debt less cash) for the first quarter of 2013 was $2.1 billion, up $160 million from the year-end level.

Adjustments to First-Quarter GAAP Results

During the first quarter of 2013, the following items had a significant impact on the financial results:

•
As a result of the 32% devaluation of Venezuelan currency, the Company recorded a one-time charge of $34 million in other expense, net and $17 million in income taxes, primarily reflecting the write-down of monetary net assets and deferred tax benefits, respectively. In addition, as a result of using the U.S. historic dollar cost basis of non-monetary assets, such as inventory, first-quarter 2013 operating profit was negatively impacted by approximately $13 million. These items had a negative impact of $.15 per share.

•
The Company recorded a loss on extinguishment of debt of approximately $73 million pre-tax, or $.11 per share, associated with the prepayment of the $535 million outstanding principal of the Company's private notes, including a make-whole premium, and the repayment of $380 million of the outstanding term loan principal.

•	The Company also recorded CTI restructuring charges, within operating profit, of $20 million pre-tax, or $.03 per share.

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First-Quarter 2013 Regional Highlights (compared with first-quarter 2012)

Latin America
$ in millions	First-Quarter 2013
		% var. vs 1Q12
Total revenue	$1,144.4	—%
C$		7%
Active Representatives		4%
Units sold		(2)%
Operating profit	101.4	100%
Adjusted operating profit	112.8	103%
Operating margin	8.9%	450 bps
Adjusted operating margin	9.9%	510 bps

•	First-quarter constant-dollar revenue growth was primarily due to an increase in Active Representatives as well as higher average order.

•
Brazil revenue was down 2%, or up 11% in constant dollars, primarily driven by increases in both average order and Active Representatives. Brazil's revenue included an approximate two point benefit, which had an approximate one point benefit to the region's revenue growth, from the initial realization of a government incentive that was recognized in the first quarter of 2013, associated with activity in prior years.

•	Mexico revenue was up 6%, or 3% in constant dollars, primarily driven by an increase in Active Representatives, partially offset by the negative impact of the timing of the Easter holiday.

•
Venezuela revenue was down 15%, or up 3% in constant dollars, as average order benefited from the year-over-year inflationary impact on pricing. This growth was substantially offset by a decrease in Active Representatives, which was driven by continued economic and political instability.

•
The increase in Adjusted operating margin was primarily due to lower advertising, primarily in Brazil, the favorable impact of revenue leverage, and lower net brochure costs, partially offset by increased incentives and field compensation.

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Europe, Middle East & Africa
$ in millions	First-Quarter 2013
		% var. vs 1Q12
Total revenue	$733.1	1%
C$		3%
Active Representatives		4%
Units sold		4%
Operating profit	111.4	97%
Adjusted operating profit	120.7	98%
Operating margin	15.2%	740 bps
Adjusted operating margin	16.5%	810 bps

•	First-quarter constant-dollar revenue growth was primarily due to an increase in Active Representatives.

•	Russia revenue was up 3%, or up 4% in constant dollars, primarily due to an increase in Active Representatives, partially offset by lower average order.

•	U.K. revenue was down 9%, or down 8% in constant dollars, primarily due to a decrease in Active Representatives.

•	Turkey revenue was down 2%, both in reported and constant dollars, as lower average order was partially offset by an increase in Active Representatives.

•	South Africa revenue was down 11%, or up 2% in constant dollars, primarily due to higher average order, partially offset by a decrease in Active Representatives.

•
Adjusted operating margin increased, primarily due to higher gross margin largely due to lower material and overhead costs, including the benefits from productivity initiatives. Adjusted operating margin was also favorably impacted by lower bad debt expense, primarily in South Africa, and lower net brochure costs.

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North America
$ in millions	First-Quarter 2013
		% var. vs 1Q12
Total revenue	$406.2	(15)%
C$		(15)%
Active Representatives		(13)%
Units sold		(13)%
Operating loss	(11.2)	*
Adjusted operating loss	(5.4)	*
Operating margin	(2.8)%	(360) bps
Adjusted operating margin	(1.3)%	(300) bps

* Calculation not meaningful

•	First-quarter North America revenue declined 15%, primarily due to a decrease in Active Representatives and, to a lesser extent, lower average order.

•	The North America Avon business revenue declined 15%, as it continues to be challenged by disruption in the field due to redistricting in the U.S., as well as other operational challenges.

•	North America Silpada revenue declined 21%.

•
The decline in Adjusted operating margin was primarily due to revenue deleverage on fixed expenses, partially offset by lower expenses resulting from our cost-savings initiatives. Adjusted operating margin was also negatively impacted by lower gross margin in the Silpada business, primarily due to a Representative cash incentive program, which reduced revenue, and higher obsolescence costs.

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Asia Pacific
$ in millions	First-Quarter 2013
		% var. vs 1Q12
Total revenue	$200.0	(10)%
C$		(12)%
Active Representatives[2]		(4)%
Units sold		(11)%
Operating profit	11.1	(28)%
Adjusted operating profit	15.9	(1)%
Operating margin	5.6%	(130) bps
Adjusted operating margin	8.0%	70 bps

* Excludes China

•	First-quarter constant-dollar revenue decreased due to lower average order and a decrease in Active Representatives.

•	Revenue in China declined 30%, or 31% in constant dollars, primarily due to declines in unit sales and the transition to a retail incentive model.

•	Revenue in the Philippines was down 1%, or 6% in constant dollars, as the market has experienced operational challenges, including weaker service levels.

•
The region's adjusted operating margin increase was primarily driven by benefits from restructuring savings and lower incentive compensation, as well as lower selling expenses, primarily in China, due to the transition to a retail compensation model in that market. Partially offsetting these items was lower gross margin, caused primarily by product mix.

Global Expenses
$ in millions	First-Quarter 2013
		% var. vs 1Q12
Total global expenses	$140.7	(15)%
Allocated to segments	(100.1)	(9)%
Net global expenses	40.6	(26)%
Adjusted net global expenses	38.3	(9)%

•	Adjusted net global expenses decreased, compared with the prior-year period, primarily due to lower professional fees associated with the FCPA investigation and compliance reviews.

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Avon will conduct a conference call at 9:00 A.M. today to discuss the quarterly results. The dial-in number for the call is (800) 843-2086 in the U.S. or (706) 643-1815 from non-U.S. locations (conference ID number: 34621200). The call will be webcast live at www.avoninvestor.com and can be accessed or downloaded from that site for a period of one year. Please refer to the Form 10-Q for additional information on Avon's results for the quarter.

Avon, the company for women, is a leading global beauty company, with nearly $11 billion in annual revenue. As one of the world's largest direct sellers, Avon is sold through more than 6 million active independent Avon Sales Representatives. Avon products are available in over 100 countries, and the product line includes color cosmetics, skincare, fragrance, fashion and home products, featuring such well-recognized brand names as Avon Color, ANEW, Skin-So-Soft, Advance Techniques, and mark. Learn more about Avon and its products at www.avoncompany.com.

Contacts:

INVESTORS:	MEDIA:

Amy Low Chasen	Kenny Juarez,
Natalija Jovasevic	Burson-Marsteller
(212) 282-5320	(212) 614-4356

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Footnotes

[1]"Adjusted" items refer to financial results presented in accordance with U.S. GAAP that have been adjusted to exclude certain costs as described below, under "Non-GAAP Financial Measures."

2 In the first quarter of 2013, we renamed our "Growth in Active Representatives" performance metric to be referred to as "Change in Active Representatives." In addition, we revised the definition of this metric to exclude China. As previously disclosed, our business in China is predominantly retail, and as a result, we do not believe including China within the Change in Active Representatives calculation provides for a relevant indicator of underlying business trends. There were no changes to the underlying calculation other than the exclusion of China.

Non-GAAP Financial Measures

To supplement our financial results presented in accordance with generally accepted accounting principles in the United States ("GAAP"), we disclose operating results that have been adjusted to exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, including changes in: revenue, operating profit, Adjusted operating profit, operating margin, and Adjusted operating margin. We refer to these adjusted financial measures as Constant $ or constant-dollar items, which are Non-GAAP financial measures. We believe these measures provide investors an additional perspective on trends. To exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, we calculate current year results and prior year results at a constant exchange rate. Currency impact is determined as the difference between actual growth rates and constant currency growth rates.
We also present gross margin, selling, general and administrative expenses as a percentage of revenue, net global expenses, operating profit, operating margin, net income and loss, and effective tax rate on a Non-GAAP basis. The discussion of our segments presents operating profit and operating margin on a Non-GAAP basis. We have provided a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP. The Company uses the Non-GAAP financial measures to evaluate its operating performance and believes that it is meaningful for investors to be made aware of, on a period-to-period basis, the impacts of 1) CTI restructuring initiatives, 2) costs and charges related to Venezuela being designated as a highly inflationary economy and the subsequent devaluation of its currency in February 2013 ("Venezuelan special items") and 3) costs and charges related to the extinguishment of debt ("Loss on extinguishment of debt"). The Company believes investors find the Non-GAAP information helpful in understanding the ongoing performance of operations separate from items that may have a disproportionate positive or negative impact on the Company's financial results in any particular period.
The Venezuelan special items include the impact on the Statement of Income caused by the devaluation of the Venezuelan currency on monetary assets and liabilities, such as cash, receivables and payables; deferred tax assets and liabilities; and non-monetary assets, such as inventory and prepaid expenses. For non-monetary assets, the Venezuelan special items

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include the earnings impact caused by the difference between the historical cost of the assets at the previous official exchange rate of 4.30 and the revised official exchange rate of 6.30. The Loss on extinguishment of debt includes the impact on the Statement of Income caused by the make-whole premium and the write-off of debt issuance costs associated with the prepayment of our Private Notes, as well as the write-off of debt issuance costs associated with the early repayment of $380 million of the outstanding principal amount of the term loan agreement.

These Non-GAAP measures should not be considered in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

CAUTIONARY STATEMENT FOR PURPOSES OF THE "SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
Statements in this release that are not historical facts or information may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "estimate," "forecast," "plan," "believe," "may," "expect," "anticipate," "intend," "potential," "can," "could," "will," "would," and similar expressions, or the negative of those expressions, may identify forward-looking statements. They include, among other things, statements regarding our anticipated or expected results, future financial performance, various strategies and initiatives (including our stabilization strategies, cost savings initiative, multi-year restructuring programs and other initiatives and related actions), liquidity, cash flow and uses of cash, our ability to service our debt obligations or obtain additional financing, costs and cost savings, competitive advantages, impairments, the impact of currency devaluations and other laws and regulations, government investigations, internal investigations and compliance reviews, results of litigation, contingencies, taxes and tax rates, potential acquisitions or divestitures, hedging and risk management strategies, pension, postretirement and incentive compensation plans, supply chain and the legal status of our Representatives. Such forward-looking statements are based on management's reasonable current assumptions, expectations, plans and forecasts regarding the Company's current or future results and future business and economic conditions more generally. Such forward-looking statements involve risks, uncertainties and other factors, which may cause the actual results, levels of activity, performance or achievement of Avon to be materially different from any future results expressed or implied by such forward-looking statements, and there can be no assurance that actual results will not differ materially from management's expectations. Such factors include, among others, the following:

•
our ability to improve our financial and operational performance and execute fully our global business strategy, including our ability to implement the key initiatives of, and realize the projected benefits (in the amounts and time schedules we expect) from, our stabilization strategies, cost savings initiative, multi-year restructuring programs and other initiatives, product mix and pricing strategies, enterprise resource planning, customer service initiatives, sales and operation planning process, outsourcing strategies, Internet platform and technology strategies, information technology and related system enhancements and cash management, tax, foreign currency hedging and risk management strategies, and any plans to invest these projected benefits ahead of future growth;

•	the possibility of business disruption in connection with our stabilization strategies, cost savings initiative, multi-year restructuring programs or other initiatives;

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•	our ability to improve our business in North America, including enhancing our Leadership model;

•
our ability to improve working capital and effectively manage doubtful accounts and inventory and implement initiatives to reduce inventory levels, including the potential impact on cash flows and obsolescence;

•
our ability to reverse declines in Active Representatives, to implement our Leadership program globally, to generate Representative activity, to increase the number of consumers served per Representative and their engagement online, to enhance the Representative and consumer experience and increase Representative productivity through field activation programs and technology tools and enablers, execution of Service Model Transformation and other investments in the direct-selling channel, and to compete with other direct-selling organizations to recruit, retain and service Representatives and to continue to innovate the direct-selling model;

•	our ability to reverse declining margins and net income;

•	general economic and business conditions in our markets, including social, economic and political uncertainties in the international markets in our portfolio;

•
our ability to achieve profitable growth, particularly in our largest markets, such as Brazil and the United States ("U.S."), and developing and emerging markets, such as Mexico and Russia, and our ability to realize sustainable growth from our investments in our brand and the direct-selling channel;

•
the effect of economic factors, including inflation and fluctuations in interest rates and currency exchange rates, as well as the designation of Venezuela as a highly inflationary economy and the devaluation of its currency, foreign exchange restrictions and the potential effect of such factors on our business, results of operations and financial condition;

•
any developments in or consequences of investigations and compliance reviews, and any litigation related thereto, including the ongoing investigations and compliance reviews of FCPA and related U.S. and foreign law matters in China and additional countries, as well as any disruption or adverse consequences resulting from such investigations, reviews, related actions or litigation;

•
a general economic downturn, a recession globally or in one or more of our geographic regions, or sudden disruption in business conditions, and the ability of our broad-based geographic portfolio to withstand an economic downturn, recession, cost inflation, commodity cost pressures, economic or political instability, competitive or other market pressures or conditions;

•
the effect of political, legal, tax and regulatory risks imposed on us in the U.S. and abroad, our operations or our Representatives, including foreign exchange or other restrictions, adoption, interpretation and enforcement of foreign laws, including in non-U.S. jurisdictions such as Brazil, Russia, Venezuela and Argentina, and any changes thereto, as well as reviews and investigations by government regulators that have occurred or may occur from time to time, including, for example, local regulatory scrutiny in China;

•	the impact of changes in tax rates on the value of our deferred tax assets and declining earnings on our ability to realize foreign tax credits in the U.S.;

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•	our access to cash, short-term financing, and ability to secure financing or financing at attractive rates;

•	any changes to our credit ratings and the impact of such changes on our financing costs, rates, terms, debt service obligations and access to lending sources;

•	the impact of any significant restructuring charges or significant legal or regulatory settlements on our ability to comply with certain covenants in our debt instruments;

•	our ability to attract and retain key personnel;

•
competitive uncertainties in our markets, including competition from companies in the cosmetics, fragrances, skincare and toiletries industry, some of which are larger than we are and have greater resources;

•
the impact of the typically seasonal nature of our business, adverse effect of rising energy, commodity and raw material prices, changes in market trends, purchasing habits of our consumers and changes in consumer preferences, particularly given the global nature of our business and the conduct of our business in primarily one channel;

•
other sudden disruption in business operations beyond our control as a result of events such as acts of terrorism or war, natural disasters, pandemic situations, large-scale power outages and similar events;

•	key information technology systems, process or site outages and disruptions;

•	the risk of product or ingredient shortages resulting from our concentration of sourcing in fewer suppliers;

•	the impact of possible pension funding obligations, increased pension expense and any changes in pension regulations or interpretations thereof on our cash flow and results of operations;

•
our ability to successfully identify new business opportunities and strategic alternatives and identify and analyze acquisition candidates, secure financing on favorable terms and negotiate and consummate acquisitions, as well as to successfully integrate or manage any acquired business;

•
the challenges to our businesses, such as Silpada and China, including the effects of rising costs, macro-economic pressures, competition, any potential outcome of the review of strategic alternatives for Silpada, and the impact of declines in expected future cash flows and growth rates, and a change in the discount rate used to determine the fair value of expected future cash flows, which have impacted, and may continue to impact, the estimated fair value of the recorded goodwill and intangible assets;

•	disruption in our supply chain or manufacturing and distribution operations;

•	the quality, safety and efficacy of our products;

•	the success of our research and development activities;

•	our ability to protect our intellectual property rights; and

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•	the risk of an adverse outcome in any material pending and future litigations or with respect to the legal status of Representatives.

Additional information identifying such factors is contained in Item 1A of our 2012 Form 10-K, as amended. We undertake no obligation to update any such forward-looking statements.

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AVON PRODUCTS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In millions, except per share data)

	Three Months Ended		Percent Change
	March 31
	2013	2012
Net sales	$2,432.0	$2,532.8	(4)%
Other revenue	51.7	42.6
Total revenue	2,483.7	2,575.4	(4)%
Cost of sales	941.6	1,009.8
Selling, general and administrative expenses	1,370.0	1,494.1
Operating profit	172.1	71.5	141%
Interest expense	29.4	24.6
Loss on extinguishment of debt	73.0	—
Interest income	(2.0)	(3.9)
Other expense, net	44.4	10.0
Total other expenses	144.8	30.7
Income before taxes	27.3	40.8	(33)%
Income taxes	(39.9)	(13.2)
Net (loss) income	(12.6)	27.6
Net income attributable to noncontrolling interests	(1.1)	(1.1)
Net (loss) income attributable to Avon	$(13.7)	$26.5	(152)%

(Loss) Earnings per share:(1)
Basic EPS	$(0.03)	$0.06	(150)%
Diluted EPS	$(0.03)	$0.06	(150)%

Weighted-average shares outstanding:
Basic	432.5	431.3
Diluted	432.5	432.1

(1) Under the two-class method, (loss) earnings per share is calculated using net (loss) earnings allocable to common shares, which is derived by reducing net (loss) earnings by the (loss) earnings allocable to participating securities. Net (loss) earnings allocable to common shares used in the basic and diluted (loss) earnings per share calculation were ($13.6) and 25.7 for the three months ended March 31, 2013 and 2012, respectively.

AVON PRODUCTS, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In millions)

	March 31	December 31
	2013	2012
Assets
Current Assets
Cash and cash equivalents	$1,488.4	$1,209.6
Accounts receivable, net	742.9	751.9
Inventories	1,214.2	1,135.4
Prepaid expenses and other	787.1	832.0
Total current assets	4,232.6	3,928.9
Property, plant and equipment, at cost	2,618.0	2,711.8
Less accumulated depreciation	(1,116.9)	(1,161.6)
Property, plant and equipment, net	1,501.1	1,550.2
Goodwill	361.2	374.9
Other intangible assets, net	115.8	120.3
Other assets	1,363.0	1,408.2
Total assets	$7,573.7	$7,382.5
Liabilities and Shareholders’ Equity
Current Liabilities
Debt maturing within one year	$949.4	$572.0
Accounts payable	890.3	920.0
Accrued compensation	222.3	266.6
Other accrued liabilities	585.7	661.0
Sales and taxes other than income	215.9	211.4
Income taxes	43.8	73.6
Total current liabilities	2,907.4	2,704.6
Long-term debt	2,685.5	2,623.9
Employee benefit plans	616.0	637.6
Long-term income taxes	51.9	52.0
Other liabilities	117.9	131.1
Total liabilities	$6,378.7	$6,149.2
Shareholders’ Equity
Common stock	$189.3	$188.3
Additional paid-in-capital	2,138.3	2,119.6
Retained earnings	4,318.1	4,357.8
Accumulated other comprehensive loss	(889.2)	(876.7)
Treasury stock, at cost	(4,578.6)	(4,571.9)
Total Avon shareholders’ equity	1,177.9	1,217.1
Noncontrolling interests	17.1	16.2
Total shareholders’ equity	$1,195.0	$1,233.3
Total liabilities and shareholders’ equity	$7,573.7	$7,382.5

AVON PRODUCTS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In millions)

	Three Months Ended
	March 31
	2013	2012
Cash Flows from Operating Activities
Net (loss) income	$(12.6)	$27.6
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	57.0	60.5
Provision for doubtful accounts	52.0	74.0
Provision for obsolescence	29.6	28.3
Share-based compensation	11.8	10.7
Deferred income taxes	(2.8)	(26.2)
Charge for Venezuelan monetary assets and liabilities	34.1	—
Other	21.6	13.4
Changes in assets and liabilities:
Accounts receivable	(62.9)	(44.0)
Inventories	(111.3)	(80.1)
Prepaid expenses and other	(0.5)	37.2
Accounts payable and accrued liabilities	(98.8)	(60.7)
Income and other taxes	(15.3)	(46.6)
Noncurrent assets and liabilities	(20.8)	(27.1)
Net cash used by operating activities of continuing operations	(118.9)	(33.0)
Cash Flows from Investing Activities
Capital expenditures	(43.5)	(45.7)
Disposal of assets	9.3	4.5
Purchases of investments	(4.2)	(0.1)
Proceeds from sale of investments	2.5	—
Net cash used by investing activities	(35.9)	(41.3)
Cash Flows from Financing Activities
Cash dividends	(26.2)	(100.0)
Debt, net (maturities of three months or less)	118.7	50.2
Proceeds from debt	1,485.3	66.4
Repayment of debt	(1,173.3)	(41.1)
Interest rate swap termination	88.1	43.6
Proceeds from exercise of stock options	9.5	4.2
Excess tax benefit realized from share-based compensation	(0.1)	(2.2)
Repurchase of common stock	(6.8)	(7.4)
Net cash provided by financing activities	495.2	13.7
Effect of exchange rate changes on cash and equivalents	(61.6)	30.7
Net increase (decrease) in cash and equivalents	278.8	(29.9)
Cash and equivalents at beginning of year	$1,209.6	$1,245.1
Cash and equivalents at end of period	$1,488.4	$1,215.2

AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
(Unaudited)
(In millions)

THREE MONTHS ENDED 3/31/13

REGIONAL RESULTS
$ in Millions	Total Revenue US$		C$	Units Sold	Price/Mix C$	Active Reps (1)	Average Order C$
		% var. vs 1Q12	% var. vs 1Q12	% var. vs 1Q12	% var. vs 1Q12	% var. vs 1Q12	% var. vs 1Q12
Latin America	$1,144.4	—%	7%	(2)%	9%	4%	3%
Europe, Middle East & Africa	733.1	1	3	4	(1)	4	(1)
North America	406.2	(15)	(15)	(13)	(2)	(13)	(2)
Asia Pacific (1)	200.0	(10)	(12)	(11)	(1)	(4)	(8)
Total from operations	2,483.7	(4)	—	(3)	3	1	(1)
Global and other	—	—	—	—	—	—	—
Total	$2,483.7	(4)%	—%	(3)%	3%	1%	(1)%

	2013 GAAP Operating Profit (Loss)US$	% var. vs 1Q12	2013 GAAP Operating Margin US$	2013 Adjusted Operating Profit US$ (2)	2012 Adjusted Operating Profit US$ (2)	2013 Adjusted Operating Margin (2)	2012 Adjusted Operating Margin (2)
Latin America	$101.4	100%	8.9%	$112.8	$55.5	9.9%	4.8%
Europe, Middle East & Africa	111.4	97	15.2	120.7	61.1	16.5	8.4
North America	(11.2)	*	(2.8)	(5.4)	8.2	(1.3)	1.7
Asia Pacific	11.1	(28)	5.6	15.9	16.1	8.0	7.3
Total from operations	212.7	68	8.6	244.0	140.9	9.8	5.5
Global and other	(40.6)	26	—	(38.3)	(42.1)	—	—
Total	$172.1	141%	6.9%	$205.7	$98.8	8.3%	3.8%

CATEGORY SALES (US$)

	Consolidated
	US$		C$
		% var. vs 1Q12	% var. vs 1Q12
Beauty (color cosmetics/fragrances/skincare/personal care)	$1,768.2	(5)%	(1)%
Fashion (jewelry/watches/apparel/footwear/accessories/children's)	429.8	(4)	(3)
Home (gift & decorative products/housewares/entertainment & leisure/children's/nutrition)	234.0	4	8
Net sales	$2,432.0	(4)%	—%
Other revenue	51.7	21	20
Total revenue	$2,483.7	(4)%	—%

Beauty Category:
Fragrance		1%	6%
Color		(6)	(2)
Skincare		(12)	(9)
Personal care		(3)	—

* Calculation not meaningful

(1) In the first quarter of 2013, we revised the definition of Active Representatives to exclude China. As previously disclosed, our business in China is predominantly retail, and as a result, we do not believe including China within the Change in Active Representatives calculation provides for a relevant indicator of underlying business trends. We have also adjusted our prior period Active Representatives calculations to be consistent with this updated definition.

(2) For a further discussion on our Non-GAAP ("Adjusted") financial measures, please refer to our discussion of Non-GAAP financial measures in this release and reconciliations of our Non-GAAP financial measures to the related GAAP financial measure in the following supplemental schedules.

AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
NON-GAAP FINANCIAL MEASURES
(Unaudited)
This supplemental schedule provides adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

$ in Millions (except per share data)	THREE MONTHS ENDED 3/31/13
	Reported (GAAP)	CTI restructuring initiatives	Venezuelan special items	Loss on extinguishment of debt	Adjusted (Non-GAAP)
Cost of sales	$941.6	$(0.6)	$9.9	$—	$932.3
Selling, general and administrative expenses	1,370.0	20.9	3.3	—	1,345.8
Operating profit	172.1	20.3	13.3	—	205.7
Income before taxes	27.3	20.3	47.3	73.0	167.9
Income taxes	(39.9)	(6.4)	16.6	(26.8)	(56.5)
Net (loss) income	$(12.6)	$13.9	$64.0	$46.2	$111.5

Diluted EPS	(0.03)	0.03	0.15	0.11	0.26

Gross margin	62.1%	—	0.4	—	62.5%
SG&A as a % of revenues	55.2%	(0.8)	(0.1)	—	54.2%
Operating margin	6.9%	0.8	0.5	—	8.3%
Effective tax rate	146.1%	(0.3)	(115.0)	2.7	33.6%

SEGMENT OPERATING PROFIT (LOSS)
Latin America	$101.4	$(1.8)	$13.3		$112.8
Europe, Middle East & Africa	111.4	9.2	—		120.7
North America	(11.2)	5.8	—		(5.4)
Asia Pacific	11.1	4.8	—		15.9
Global and other	(40.6)	2.3	—		(38.3)
Total	$172.1	$20.3	$13.3		$205.7

SEGMENT OPERATING MARGIN
Latin America	8.9%	(0.2)	1.2%		9.9%
Europe, Middle East & Africa	15.2%	1.3	—		16.5%
North America	(2.8)%	1.4	—		(1.3)%
Asia Pacific	5.6%	2.4	—		8.0%
Global and other	—	—	—		—
Total	6.9%	0.8	0.5%		8.3%
Amounts in the table above may not necessarily sum because the computations are made independently.

AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
NON-GAAP FINANCIAL MEASURES
(Unaudited)
This supplemental schedule provides adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

$ in Millions (except per share data)	THREE MONTHS ENDED 3/31/12
	Reported (GAAP)	CTI restructuring initiatives	Adjusted (Non-GAAP)
Cost of sales	$1,009.8	$2.7	$1,007.1
Selling, general and administrative expenses	1,494.1	24.6	1,469.1
Operating profit	71.5	27.3	98.8
Income before taxes	40.8	27.3	68.1
Income taxes	(13.2)	(9.2)	(22.4)
Net income	$27.6	$18.1	$45.7

Diluted EPS	0.06	0.04	0.10

Gross margin	60.8%	0.1	60.9%
SG&A as a % of revenues	58.0%	(1.0)	57.1%
Operating margin	2.8%	1.1	3.8%
Effective tax rate	32.3%	0.6	32.9%

SEGMENT OPERATING PROFIT
Latin America	$50.8	$4.7	$55.5
Europe, Middle East & Africa	56.5	4.6	61.1
North America	3.8	4.4	8.2
Asia Pacific	15.4	0.7	16.1
Global and other	(55.0)	12.9	(42.1)
Total	$71.5	$27.3	$98.8

SEGMENT OPERATING MARGIN
Latin America	4.4%	0.4	4.8%
Europe, Middle East & Africa	7.8%	0.6	8.4%
North America	0.8%	0.9	1.7%
Asia Pacific	6.9%	0.3	7.3%
Global and other	—	—	—
Total	2.8%	1.1	3.8%
Amounts in the table above may not necessarily sum because the computations are made independently.